NEWS
                                     RELEASE
                             UNITED BANKSHARES, INC.

DATE:       February 18, 1998                     FOR IMMEDIATE RELEASE

FROM:       United Bankshares, Inc.               Fed One Bancorp, Inc.
            514 Market Street                     21 12th Street
            Parkersburg, WV 26101                 Wheeling, WV 26003

CONTACT:    Steven E. Wilson                      Lisa DiCarlo
            Executive Vice President              Senior Vice President
            and Chief Financial Officer           and Treasurer
            (304) 424-8800                        (304) 234-1100


                UNITED BANKSHARES, INC. AND FED ONE BANCORP, INC.
                     ANNOUNCE AGREEMENT TO MERGE AND CREATE
                           $4 BILLION BANKING COMPANY

    COMBINED COMPANY TO RANK AMONG NATION'S TOP 100 IN MARKET CAPITALIZATION

         United Bankshares, Inc. (UBSI), and Fed One Bancorp, Inc. (FOBC), jointly announced today the signing of a definitive agreement to merge. The transaction will add approximately $367 million in assets and twelve full service banking offices to United's franchise to bring total company assets to $4 billion and total offices to eighty-two.

         The agreement will be structured as a pooling of interests and will provide for a tax-free exchange of 0.75 of a share of United common stock for each common share of Fed One. Based on United's February 17th closing stock price, the transaction would have a value of approximately $36.47 per share, or an aggregate consideration of approximately $92 million based on Fed One's 2.5 million common shares outstanding.

                                     UNITED
                                 BANKSHARES,INC.
                     THE CHALLENGE TO BE THE BEST NEVER ENDS


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United Bankshares, Inc....
February 18, 1998
Page Two


         Richard M. Adams, Chairman and Chief Executive Officer of United, said, "Fed One's franchise significantly enhances United's market share in the northern panhandle of West Virginia. In addition, this will represent United's first entry into the state of Ohio. We expect the transaction to be nondilutive to earnings per share and should enhance our franchise value. The merger will strengthen United's current offices in the Wheeling and Morgantown areas and will allow United to add offices in the eastern Ohio region. Further, following the combination United will rank in the top 100 banking companies in the Nation in terms of market capitalization."

         Fed One's Chairman, President and Chief Executive Officer, Alan E. Groover, said, "I am quite pleased that Fed One is joining United. We will now be able to offer our customers many new financial products and services including cash management and trust services." Groover will become a member of United Bankshares' Board of Directors.

         Fed One has issued a stock option to United that allows United to purchase up to 19.9% of Fed One's common shares under certain circumstances.

         Following completion of the proposed merger with Fed One, United will have consolidated assets of over $4 billion with 82 full service offices in West Virginia, Ohio, Virginia, Maryland and Washington, D.C. As part of the merger, Fed One Bank, the subsidiary of Fed One, will be merged with United National Bank, United's lead banking subsidiary. The proposed merger is expected to close early in the fourth quarter of 1998.

         United is currently awaiting final regulatory approval and the approval of its shareholders and the shareholders of George Mason Bankshares, Inc., Fairfax, Virginia, to consummate its merger with George Mason early in the second quarter of 1998. The merger with George Mason, with $1 billion assets, will add to United's existing Northern Virginia presence and represents an in-market transaction that will give United twenty-seven offices in this strong economic area.

                  The common stock of United Bankshares and Fed One are traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbols "USBI" and "FOBC", respectively.